          INDIANAPOLIS POWER & LIGHT COMPANY                                           EXHIBIT 12.1

          Ratio of Earnings to Fixed Charges


                                                     YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1996              1995              1994
                                             ---------         ---------         ---------
                                                        (Thousands of Dollars)
Earnings, as defined:
     Net income                              $122,588          $106,273          $103,823
     Income taxes                              67,266            53,568            54,720
     Fixed charges, as below                   48,570            51,778            48,302
                                             ---------         ---------         ---------
         Total earnings, as defined          $238,424          $211,619          $206,845
                                             =========         =========         =========
Fixed charges, as defined:
     Interest charges                        $ 48,407          $ 51,596          $ 48,164
     Rental interest factor                       164               182               138
                                             ---------         ---------         ---------
         Total fixed charges, as defined     $ 48,571          $ 51,778          $ 48,302
                                             =========         =========         =========
Ratio of earnings to fixed charges               4.91              4.09              4.28
                                             =========         =========         =========
